Exhibit 99.2

NRC Group’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

NRC Group Holdings, LLC (“NRC Group”) was formed on June 7, 2018. In June 2018, JFL-NRC Partner, LLC (“NRC Partners”) and JFL-SES Partners, LLC (“SES Partners”) formed JFL-NRC-SES Partners, LLC (“JFL Partners”) and contributed their respective equity interests in JFL-NRC Holdings, LLC (“NRC”) and SES Holdco, LLC (“Sprint”) to JFL Partners. JFL Partners formed NRC Group and contributed all of its equity interest in NRC and Sprint to NRC Group. On June 11, 2018, NRC Group made a dividend payment of approximately $86.5 million to JFL Partners (the “Dividend Recapitalization”). Following the Dividend Recapitalization, NRC Group became the holding company for NRC and Sprint. The consolidated financial statements of NRC and Sprint have been combined and retrospectively recast for all periods presented in the consolidated financial statements because the Dividend Recapitalization and related combination of NRC and Sprint was between entities under common control. Accordingly, the financial results and financial position of NRC Group have been retrospectively adjusted to include the financial results and financial position of NRC and Sprint in the current and prior periods presented.

The following discussion and analysis of financial condition and results of operations of NRC Group should be read in conjunction with the unaudited financial statements and related notes thereto of NRC Group as Exhibit 99.1 to the Current Report on Form 8-K to which this section is attached. This discussion contains forward-looking statements reflecting NRC Group management’s current expectations, estimates and assumptions concerning events and financial trends that may affect NRC Group’s future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing in the Definitive Proxy Statement on Schedule 14A filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 1, 2018 (the “Definitive Proxy Statement”). The financial results described herein for the dates and period prior to the Business Combination (as defined below) relate to the operations of NRC Group unless otherwise indicated.

Overview

NRC Group is a global provider of comprehensive environmental, compliance and waste management services. NRC Group’s broad range of capabilities enable it to provide global reach to meet the critical, non-discretionary needs of its more than 5,000 customers across diverse industries and end markets to ensure compliance with environmental, health and safety (“EH&S”) laws around the world.

NRC Group’s highly diverse service offerings across a broad geographic footprint are used by customers in multiple end markets around the world to:

●	ensure compliance with international and domestic EH&S laws and regulations;

●	maximize operating efficiency and longevity of critical operating assets;

●	ensure adherence to corporate EH&S policies;

●	reduce risk and enhance safety;

●	maximize profitability and manage costs; and

●	reduce downtime and take control of waste management challenges.

The services NRC Group provides to its customers are generally considered non-discretionary due to the high cost of failure and/or non-compliance. NRC Group is highly diversified and combines extensive technical expertise, broad geographic reach, differentiated assets, essential regulatory certifications and a specialized work force to address customers’ recurring environmental and regulatory compliance requirements. NRC Group has broad global reach, with approximately 80 locations in the United States and approximately 20 additional locations internationally, across seven countries, including the United Kingdom, Turkey, the Republic of Georgia, United Arab Emirates, Angola, Thailand and Trinidad and Tobago.

NRC Group was established in June 2018 after the completion of the combination of NRC and Sprint. Both companies were under common ownership of investment affiliates of J.F. Lehman and Company (“JFL”). NRC Group’s headquarters is located in Great River, New York.

Subsequent Events

On October 17, 2018, NRC Group Holdings Corp. (f/k/a Hennessy Capital Acquisition Corp. III) consummated the previously announced acquisition (the “Business Combination”) of all of the issued and outstanding membership interests of NRC Group from JFL Partners, in accordance with the Purchase Agreement, dated as of June 25, 2018 and amended as of July 12, 2018 (the “Purchase Agreement”), between Hennessy Capital Acquisition Corp. III (“Hennessy Capital”) and JFL Partners. Pursuant to the Purchase Agreement, the total purchase price of $394.7 million was paid to JFL Partners in a combination of cash and in shares of NRC Group Holdings Corp. (“NRCG”) common stock. In connection with the closing of the Business Combination (the “Closing”), Hennessy Capital changed its name to “NRC Group Holdings Corp.”

In connection with the Business Combination, and to ensure sufficient funds to finance the cash component of the consideration payable to JFL Partners, NRCG issued and sold to certain investors 750,000 shares of NRCG’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Convertible Preferred Stock”) for aggregate cash proceeds of $75.0 million and 1,951,220 shares of NRCG’s common stock, par value $0.0001 per share (the “NRCG common stock”) for aggregate cash proceeds of approximately $20.0 million.

Concurrently with the Closing, JFL, through affiliated investment funds, purchased 300,000 newly issued shares of Series A Convertible Preferred Stock for an aggregate purchase price of approximately $29.1 million and 1,951,220 newly issued shares of NRCG’s common stock for an aggregate purchase price of approximately $20.0 million and, in connection with such purchase, received from Hennessy Capital’s sponsor 106,953 additional shares of NRCG’s common stock for no consideration.

Trends and Factors Impacting Results of Operations

There are many factors that have impacted and continue to impact NRC Group’s revenues.

These factors include, but are not limited to: overall industrial activity, federal regulations, the effect of oil and gas commodity prices on business activity in the industry, international and domestic EH&S policies, the level of emergency response events, competitive industry pricing, execution of operations, safety of operations and acquisitions. NRC Group believes that its ability to manage operating costs is important to the ability to remain price competitive. NRC Group continues to evolve to a national platform in order to derive benefits from economies of scale for sourcing. NRC Group will also focus on other cost reduction initiatives in an effort to optimize operating margins. NRC Group is focusing on managing selling, general and administrative costs by centralizing back office operations and consolidating vendors in order to leverage economies of scale and remain competitive in the marketplace.

NRC Group operates in four reportable segments: (1) Domestic Standby Services, (2) Domestic Environmental Services, (3) International Services, and (4) Sprint.

Domestic Standby Services. Domestic Standby Services segment results are primarily driven by the following factors:

●	Retainer Fees. Domestic Standby Services customers are under long-term or evergreen contracts that pay annual retainer fees to access required certifications, specialized assets and trained personnel.

●	Tolling Activity. Domestic Standby Services revenues are positively impacted as ship activity increases. An increase in ship activity often results in an increase in tolling fees paid.

●	Unplanned Incidents. Increases or decreases in the number of unplanned incidents will have a direct impact on demand for Domestic Standby Services. The modest revenue growth in the Domestic Standby Services segment for fiscal year 2017 was driven by three major incidents, including Hurricane Harvey, Hurricane Irma and a major pipeline spill in South Dakota.

●	Subcontractor Usage. NRC Group sometimes relies on its subcontractors when an emergency response event occurs. NRC Group manages the logistics of internal personnel and equipment, subcontractors through its Independent Contractor Network, and various other resources to provide the quickest and most comprehensive response to a customer event.

Demand for Domestic Standby Services is less impacted by macroeconomic conditions than NRC Group’s other reportable segments.

Domestic Environmental Services. Domestic Environmental Services segment results are primarily driven by the following factors:

●	High-Frequency, Low-Cost Services. NRC Group provides its customers with services to meet stringent federal, state and local regulations and comply with various EH&S policies. Domestic Environmental Services are impacted by overall business activity in the industries that NRC Group serves. An increase in activity creates a demand for increased maintenance and spending on discretionary compliance.

●	Seasonality. Domestic Environmental Services related activity is impacted by seasonality in business and weather conditions, market conditions and overall levels of industrial activity.

●	Acquisitions, Integration and Restructuring. NRC Group has expanded through organic growth as well as acquisitions. Domestic Environmental Services underwent an internal restructuring of management to target more recurring and predictable higher volume customers that were selected by a newly established sales team. The internal restructuring also placed an increased focus on a full integration of legacy acquisitions and cross-selling. Domestic Environmental Services also has focus on acquisition integration with a long-term vision as its priority.

International Services. International Services segment results are primarily driven by commodity prices and global energy and industrial market activity. Demand is driven by corporate compliance and best practices, not regulatory compliance. Volatility in the price of oil or a decline in the global energy markets results in less corporate spending and lower demand for NRC Group’s International Services.

Sprint. Sprint segment results are primarily driven by drilling activity in the Eagle Ford Shale and Permian Basin. Lower oil prices lead producers to slow down or halt activity, resulting in fewer revenue generating opportunities for Sprint segment services. For example, in the latter portion of fiscal year 2016, crude oil prices rebounded leading to increased exploration and production activity and improvement in Sprint segment financial results. NRC Group anticipates that the addition of waste disposal capabilities at the Karnes facility will diversify Sprint segment offerings and will likely make it more resistant to future crude oil price downturns.

Results of Operations — Three and Nine Months Ended September 30, 2018 and 2017

NRC Group Segment Performance

The following table sets forth certain financial information associated with results of operations for the three and nine months ended September 30, 2018 and 2017.

	Summary of Operations
	Three Months Ended				Nine Months Ended
	September 30,		2018 over 2017		September 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Operating Revenues:
Domestic Standby Services	7,730	10,380	(2,650)	(25.5%)	25,821	24,135	1,686	7.0%
Domestic Environmental Services	66,077	44,961	21,116	47.0%	155,495	116,002	39,493	34.0%
International Services	7,148	4,532	2,616	57.7%	17,592	13,535	4,057	30.0%
Sprint	19,027	12,390	6,637	53.6%	53,998	30,953	23,045	74.5%
Corporate Items	-	-	-	-	-	-	-	-
Total	99,982	72,263	27,719	38.4%	252,906	184,625	68,281	37.0%
Operating Expenses, Including Cost of Revenue:
Domestic Standby Services	3,350	4,520	(1,170)	(25.9%)	11,883	9,729	2,154	22.1%
Domestic Environmental Services	47,183	31,676	15,507	49.0%	121,676	88,745	32,931	37.1%
International Services	4,477	2,924	1,553	53.1%	11,766	9,071	2,695	29.7%
Sprint	7,724	6,066	1,658	27.3%	23,199	15,374	7,825	50.9%
Corporate Items	-	-	-	-	-	-	-	-
Total	62,734	45,186	17,548	38.8%	168,524	122,919	45,605	37.1%
General and Administrative Expenses:
Domestic Standby Services	1,216	1,078	138	12.8%	2,458	2,256	202	9.0%
Domestic Environmental Services	10,345	6,023	4,322	71.8%	18,475	13,458	5,017	37.3%
International	1,120	875	245	28.0%	2,606	2,278	328	14.4%
Sprint	4,090	2,642	1,448	54.8%	9,560	6,394	3,166	49.5%
Corporate Items	2,463	918	1,545	168.3%	6,328	4,588	1,740	37.9%
Total	19,234	11,536	7,698	66.7%	39,427	28,974	10,453	36.1%

Operating Revenues

There are many factors that have impacted and continue to impact NRC Group’s Operating Revenues. These factors include, but are not limited to: overall industrial activity, federal regulations, the effect of oil and gas commodity prices on business activity in the industry, international and domestic EH&S policies, the level of emergency response events and acquisitions.

Domestic Standby Services	Three Months Ended				Nine Months Ended
	September 30,		2018 over 2017		September 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Operating Revenues	7,730	10,380	(2,650)	(25.5%)	25,821	24,135	1,686	7.0%

Domestic Standby Services Operating Revenues for the three months ended September 30, 2018 decreased $2.7 million, or 26%, from $10.4 million in the comparable period in 2017. This decrease was primarily attributable to a $2.5 million decrease in emergency response Operating Revenues due to efforts supporting relief as result of Hurricane Harvey in the Houston, TX area.

Domestic Standby Services Operating Revenues for the nine months ended September 30, 2018 increased $1.7 million, or 7%, from $24.1 million in the comparable period in 2017. This increase was primarily attributable to a $1.0 million increase in emergency response work related to an oil pipeline spill in South Dakota, a $0.4 million increase driven by higher volumes associated with NRC Group’s voyage-based pricing program, a $0.5 million increase related to a new operating base located in Hawaii, offset by $0.6 million lower revenue in Mexico. The lower revenue in Mexico is related to the end of exploration efforts of certain customers and is not expected to have a long-term negative effect; revenue is expected to return once these customers go into production which is expected in 2019.

Domestic Environmental Services	Three Months Ended				Nine Months Ended
	September 30,		2018 over 2017		September 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Operating Revenues	66,077	44,961	21,116	47.0%	155,495	116,002	39,493	34.0%

Domestic Environmental Services Operating Revenues for the three months ended September 30, 2018 increased $21.1 million, or 47%, from $45.0 million in the comparable period in 2017. Approximately $12.8 million of this increase was attributable to the acquisition of Progressive Environmental Services, Inc. (“SWS”) in May 2018, $6.9 million due to increase project management activity in almost all U.S. regions of operations, and $1.7 million due to increased emergency response events.

Domestic Environmental Services Operating Revenues for the nine months ended September 30, 2018 increased $39.5 million from $116.0 million, or 34%, in the comparable period in 2017. Approximately $16.6 million of this increase was attributable to the acquisition of SWS, $19.6 million due to increase project management activity in every U.S. region of operations, and $3.3 million due to increased emergency response events.

International Services	Three Months Ended				Nine Months Ended
	September 30,		2018 over 2017		September 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Operating Revenues	7,148	4,532	2,616	57.7%	17,592	13,535	4,057	30.0%

International Services Operating Revenues for the three months ended September 30, 2018 increased $2.6 million from $4.5 million, or 58%, in the comparable period in 2017. $2.7 million of the increase was due to the acquisition of Cleanline Waste Water Services, Ltd. (“Cleanline”) in March 2018, offset by $0.1 million in a decline in equipment rental revenue.

International Services Operating Revenues for the nine months ended September 30, 2018 increased $4.1 million from $13.5 million, or 30%, in the comparable period in 2017. This increase was primarily attributable to a $4.1 million increase due to the acquisition of Cleanline, a $1.5 million increase in Operating Revenue generated by North Sea operations, offset by lower standby revenue in the UAE.

Sprint	Three Months Ended				Nine Months Ended
	September 30,		2018 over 2017		September 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Operating Revenues	19,027	12,390	6,637	53.6%	53,998	30,953	23,045	74.5%

Sprint Operating Revenues for the three months ended September 30, 2018 increased $6.6 million from $12.4 million, or 54%, in the comparable period in 2017. Approximately $2.8 million of this increase was primarily attributable to an increase from expanding Sprint’s energy service operations by continuing to ramp up two new locations in Carrizo Springs, Texas and Pecos, Texas to full operation levels after opening during the second quarter of 2017. This increase is also primarily due to a $2.1 million increase in Operating Revenues from Sprint’s landfill operations.

Sprint Operating Revenues for the nine months ended September 30, 2018 increased $23.0 million from $18.6 million, or 75%, in the comparable period in 2017. Approximately $9.3 million of this increase was primarily attributable to an increase from expanding Sprint’s energy service operations by continuing to ramp up two new locations in Carrizo Springs, Texas and Pecos, Texas to full operation levels after opening during the second quarter of 2017. This increase is also primarily due to an increase in Operating Revenues from Sprint’s landfill operations due to the landfill operations continuing to ramp up to full operation levels by the second quarter of 2017, after starting operations for the segment in late 2016, and a higher demand from Sprint’s customers due to the improved oil prices in the nine months ended September 30, 2018 as compared to the comparable period in 2017.

Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization

NRC Group believes that its ability to manage operating costs is important to the ability to remain price competitive. NRC Group continues to evolve to a national platform in order to derive benefits from economies of scale for sourcing. NRC Group will also focus on other cost reduction initiatives to optimize operating margins.

Domestic Standby Services	Three Months Ended				Nine Months Ended
	September 30,		2018 over 2017		September 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization	3,350	4,520	(1,170)	(25.9%)	11,883	9,729	2,154	22.1%
As a % of Operating Revenues	43%	44%		(1.0%)	46%	40%		6.0%

Generally, the Domestic Standby Services Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization model is structured to maximize profitability. Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization related to retainer Operating Revenues are primarily fixed and highly leverageable for revenue expansion. Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization related to emergency response are primarily variable as NRC Group utilizes subcontractors when an emergency response event occurs.

Domestic Standby Services Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization for the three months ended September 30, 2018 decreased $1.2 million from $4.5 million, or 26%, which is consistent with the decrease in Operating Revenues in the Domestic Standby segment. As a percentage of Operating Revenues, these costs remained relatively consistent in the three months ended September 30, 2018 as compared to the comparable period in 2017.

Domestic Standby Services Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization for the nine months ended September 30, 2018 increased $2.2 million from $9.7 million, or 22%, in the comparable period in 2017. This increase is consistent with increased Operating Revenues in the Domestic Standby segment. As a percentage of Operating Revenues, these costs increased primarily due to the increase in project management and emergency response Operating Revenues, which generate lower margins compared to retainer, in the nine months ended September 30, 2018 as compared to the comparable period in 2017.

Domestic Environmental Services	Three Months Ended				Nine Months Ended
	September 30,		2018 over 2017		September 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization	47,183	31,676	15,507	49.0%	121,676	88,745	32,931	37.1%
As a % of Operating Revenues	71%	70%		1.0%	78%	77%		1.0%

Domestic Environmental Services Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization for the three months ended September 30, 2018 increased $15.5 million from $31.7 million, or 49%, in the comparable period in 2017. Approximately $4.8 million of this increase was attributable to the acquisition of SWS in May 2018. The remaining increase of $10.7 million is consistent with the higher level of Operating Revenues in the Domestic Environmental Services segment. As a percentage of Operating Revenues, these costs (excluding costs of SWS) have increased due to the mix of project management work that required more resources to execute in certain regions.

Domestic Environmental Services Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization for the nine months ended September 30, 2018 increased $32.9 million from $88.7 million, or 37%, in the comparable period in 2017. Approximately $7.0 million of this increase was attributable to the acquisition of SWS. As a percentage of Operating Revenues, these costs (excluding costs of SWS) have increased due to the mix of project management work that required more resources to execute in certain regions as well as not performing the higher margin emergency response work in the nine months ended September 30, 2017 related to Hurricane Harvey.

International Services	Three Months Ended				Nine Months Ended
	September 30,		2018 over 2017		September 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization	4,477	2,924	1,553	53.1%	11,766	9,071	2,695	29.7%
As a % of Operating Revenues	63%	65%		(2.0%)	67%	67%		0.0%

International Services Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization for the three months ended September 30, 2018 increased $1.6 million from $2.9 million, or 53%, in the comparable period in 2017. Approximately $1.3 million of this increase was attributable to the acquisition of Cleanline. As a percentage of Operating Revenues, these costs increased due to the higher project management work performed in the North Sea compared to the higher margin standby work.

International Services Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization for the nine months ended September 30, 2018 increased $2.7 million from $9.1 million, or 30%, in the comparable period in 2017. Approximately $2.0 million of this increase was attributable to the acquisition of Cleanline. As a percentage of Operating Revenues, these costs increased due to the higher project management work performed in the North Sea offset by the lower standby revenues in the UAE that generated higher margins.

Sprint	Three Months Ended				Nine Months Ended
	September 30,		2018 over 2017		September 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization	7,724	6,066	1,658	27.3%	23,199	15,374	7,825	50.9%
As a % of Operating Revenues	41%	49%		(8.0%)	43%	50%		(7.0%)

Sprint Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization for the three months ended September 30, 2018 increased $1.7 million from $6.1 million, or 27%, in the comparable period in 2017. Approximately $1.1 million of this increase was primarily attributable to an increase from expanding Sprint’s energy service operations by continuing to ramp up two new locations in Carrizo Springs, Texas and Pecos, Texas to full operation levels after opening during the second quarter of 2017. This increase is also consistent with greater Operating Revenues from Sprint’s landfill operations and a higher demand from Sprint’s customers due to the improved oil prices in the three months ended September 30, 2018 as compared to the comparable period in 2017. As certain of these costs are fixed costs, the costs as a percentage of Operating Revenues decreased, which is consistent with increased revenues in the three months ended September 30, 2018, as compared to the comparable period in 2017. These costs also decreased due to higher margins resulting from a price increase and efficiencies gained as Sprint’s landfill operations became fully operational during the second quarter of 2017, after beginning operations in late 2016.

Sprint Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization for the nine months ended September 30, 2018 increased $7.8 million from $15.4 million, or 51%, in the comparable period in 2017. Approximately $4.5 million of this increase was primarily attributable to an increase from expanding Sprint’s energy service operations by continuing to ramp up two new locations in Carrizo Springs, Texas and Pecos, Texas to full operation levels after opening during the second quarter of 2017. This increase is also consistent with greater Operating Revenues from Sprint’s landfill operations due to the landfill operations continuing to ramp up to full operation levels by the second quarter of 2017, after starting operations for the segment in late 2016, and a higher demand from Sprint’s customers due to the improved oil prices in the nine months ended September 30, 2018 as compared to the comparable period in 2017. As certain of these costs are fixed costs, the costs as a percentage of Operating Revenues decreased, which is consistent with increased revenues in the nine months ended September 30, 2018, as compared to the comparable period in 2017. These costs also decreased due to higher margins resulting from a price increase and efficiencies gained as Sprint’s landfill operations became fully operational during the second quarter of 2017, after beginning operations in late 2016.

General and Administrative Expenses

General and Administrative Expenses represent costs incurred for back office administration and support. This includes, but is not limited to, senior management, accounting, finance, treasury, collections, accounts payable, invoicing, and analysis. NRC Group is focusing on managing such costs by centralizing back office operations and consolidating vendors in order to leverage economies of scale and remain competitive in the marketplace.

Domestic Standby Services	Three Months Ended				Nine Months Ended
	September 30,		2018 over 2017		September 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
G&A	1,216	1,078	138	12.8%	2,458	2,256	202	9.0%
As a % of Operating Revenues	16%	10%		6.0%	10%	9%		1.0%

Domestic Standby Services General and Administrative Expenses for the three months ended September 30, 2018 remained relatively constant as compared to the comparable period in 2017. As a percentage of Operating Revenues, costs increased for the three months ended September 30, 2018 as compared to the comparable period in 2017 as the General and Administrative Expenses are primarily fixed costs and thus increase as a percentage of revenue as Operating Revenues decrease.

Domestic Standby Services General and Administrative Expenses for the nine months ended September 30, 2018 remained relatively constant as compared to the comparable period in 2017. As a percentage of Operating Revenues, costs remained relatively consistent for the nine months ended September 30, 2018 as compared to the comparable period in 2017.

Domestic Environmental Services	Three Months Ended				Nine Months Ended
	September 30,		2018 over 2017		September 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
G&A	10,345	6,023	4,322	71.8%	18,475	13,458	5,017	37.3%
As a % of Operating Revenues	16%	13%		3.0%	12%	12%		0.0%

Domestic Environmental Services General and Administrative Expenses for the three months ended September 30, 2018 increased $4.3 million from $6.0 million, or 72%, in the comparable period in 2017. Approximately $3.3 million of the General and Administrative Expenses was attributable to the acquisition of SWS. Excluding SWS, this increase was also attributable supporting higher project management and emergency response revenue levels as compared to prior year.

Domestic Environmental Services General and Administrative Expenses for the nine months ended September 30, 2018 increased $5.0 million from $13.5 million, or 37%, in the comparable period in 2017. Approximately $4.3 million of the General and Administrative Expenses was attributable to the acquisition of SWS. As a percentage of Operating Revenues, costs were lower for the nine months ended September 30, 2018 as compared to the comparable period in 2017.

International Services	Three Months Ended				Nine Months Ended
	September 30,		2018 over 2017		September 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
G&A	1,120	875	245	28.0%	2,606	2,278	328	14.4%
As a % of Operating Revenues	16%	19%		(3.0%)	15%	17%		(2.0%)

International Services General and Administrative Expenses for the three months ended September 30, 2018 remained relatively consistent to the comparable period in 2017. Costs increased approximately $0.2 million related to the acquisition of Cleanline, which was offset by the reduction of expenses other International regions. As a percentage of Operating Revenues, costs decreased for the three months ended September 30, 2018 as compared to the comparable period in 2017 as the General and Administrative Expenses are primarily fixed costs and thus decrease as a percentage of revenue as Operating Revenues increase.

International Services General and Administrative Expenses for the nine months ended September 30, 2018 remained relatively consistent to the comparable period in 2017. Costs increased approximately $0.5 million related to the acquisition of Cleanline, which was offset by the reduction of expenses other International regions. As a percentage of Operating Revenues, costs decreased for the nine months ended September 30, 2018 as compared to the comparable period in 2017 as the General and Administrative Expenses are primarily fixed costs and thus decrease as a percentage of revenue as Operating Revenues increase.

Sprint	Three Months Ended				Nine Months Ended
	September 30,		2018 over 2017		September 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
G&A	4,090	2,642	1,448	54.8%	9,560	6,394	3,166	49.5%
As a % of Operating Revenues	21%	21%		0.0%	18%	21%		(3.0%)

Sprint General and Administrative Expenses for the three months ended September 30, 2018 increased $1.5 million from $2.6 million, or 55%, in the comparable period in 2017. This increase was primarily attributable to an increase of approximately $1.0 million from expanding Sprint’s energy operations by continuing to ramp up two new locations in Carrizo Springs, Texas and Pecos, Texas to full operation levels after opening during the second quarter of 2017. As a percentage of Operating Revenues, costs remained relatively consistent for the three months ended September 30, 2018 as compared to the comparable period in 2017.

Sprint General and Administrative Expenses for the nine months ended September 30, 2018 increased $3.2 million from $6.4 million, or 50%, in the comparable period in 2017. This increase was primarily attributable to an increase of approximately $1.0 million from expanding Sprint’s energy operations by continuing to ramp up two new locations in Carrizo Springs, Texas and Pecos, Texas to full operation levels after opening during the second quarter of 2017. Approximately $0.5 million of the increase is also due to the increase of costs resulting from Sprint continuing to establish an administrative function for Landfill Operations as it became fully operational during 2017. As a percentage of Operating Revenues, costs decreased for the nine months ended September 30, 2018 as compared to the comparable period in 2017 as the General and Administrative Expenses are primarily fixed costs and thus decrease as a percentage of revenue as Service Revenues increase.

Corporate Items	Three Months Ended				Nine Months Ended
	September 30,		2018 over 2017		September 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
G&A	2,463	918	1,545	168.3%	6,328	4,588	1,740	37.9%

Corporate Items General and Administrative Expenses for the three months ended September 30, 2018 increased $1.5 million from $0.9 million, or 168%, in the comparable period in 2017. The increased general and administrative costs was driven by higher bonus and compensation reserves as compared to the prior period as well as an insurance rebate realized in September 2017.

Corporate Items General and Administrative Expenses for the nine months ended September 30, 2018 increased $1.8 million from $4.5 million, or 39%, in the comparable period in 2017 for the same reasons noted above.

	Three Months Ended				Nine Months Ended
Depreciation and Amortization	September 30,		2018 over 2017		September 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Depreciation	8,296	4,795	3,501	73.0%	17,313	14,992	2,321	15.5%
Intangible Amortization	1,593	1,807	(214)	(11.8)%	4,360	4,353	7	0.2%
Depreciation and Amortization	9,889	6,602	3,287	49.8%	21,673	19,345	2,328	12.0%

Depreciation and amortization for the three months ended September 30, 2018 increased $3.3 million, or 50%, from the comparable period in 2017 primarily attributable to the disposition of certain old and underutilized assets during 2017.

Depreciation and amortization for the nine months ended September 30, 2018 increased $2.3 million, or 12%, from the comparable period in 2017 primarily attributable to the disposition of certain old and underutilized assets during 2017.

	Three Months Ended				Nine Months Ended
Other Operating Expenses	September 30,		2018 over 2017		September 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Management fees	595	379	216	57.0%	1,395	1,209	186	15.4%
Acquisition expenses	1,042	22	1,020	4636.4%	4,328	456	3,872	849.1%
Other expense, net	531	482	49	10.2%	2,871	2,540	331	13.0%

Management fees for the three months ended September 30, 2018 remained relatively consistent as compared with the comparable period in 2017. Acquisition expenses for the three months ended September 30, 2018 increased $1.0 million from the comparable period in 2017. The increase was primarily due to costs related to the business combination of NRC and Sprint and the related recapitalization. Other expense, net remained relatively consistent for the three months ended September 30, 2018 from the comparable period in 2017.

Management fees for the nine months ended September 30, 2018 remained relatively consistent as compared with the comparable period in 2017. Acquisition expenses for the nine months ended September 30, 2018 increased $3.9 million, or 849%, from the comparable period in 2017, which is primarily attributable to the acquisitions of Cleanline and SWS, along with the business combination of NRC and Sprint and the related recapitalization. Other expense, net remained relatively consistent for the nine months ended September 30, 2018 from the comparable period in 2017.

	Three Months Ended				Nine Months Ended
Total Other Income (Expenses)	September 30,		2018 over 2017		September 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Interest income	-	5	(5)	(100.0)%	-	6	(6)	(100.0)%
Interest expense	(6,041)	(3,628)	(2,413)	66.5%	(13,674)	(10,426)	(3,248)	31.2%
Foreign currency translation losses	(67)	(422)	355	(84.1)%	(26)	(383)	357	100.0%
Loss on debt extinguishment	-	-	-	-	(2,720)	-	(2,720)	100.0%
Other expense, net	4	2	2	100.0%	(4)	(130)	126	(96.9)%
Total other expenses	(6,104)	(4,043)	(2,061)	51.0%	(16,424)	(10,933)	(5,491)	50.2%

Total Other Income (Expenses) for the three months ended September 30, 2018 increased $2.1 million, or 51%, as compared with the comparable period in 2017. The increase relates to the additional borrowing under the New Credit Facility (as defined below). On June 11, 2018, NRC Group entered into a $348.0 million credit facility (the “New Credit Facility”). The New Credit Facility includes (1) a $308.0 million term loan and (2) a $40.0 million revolving credit facility (currently $5.7 million drawn). Outstanding loans under the New Credit Facility will bear interest at the borrowers’ option at either an applicable Eurodollar rate plus 5.25% or an applicable base rate plus 4.25% per year.

Total Other Income (Expenses) for the nine months ended September 30, 2018 increased $5.5 million, or 50%, as compared with the comparable period in 2017, primarily due to the $2.7 million loss on debt extinguishment related to the extinguishment or pre-existing debt and the subsequent borrowings under the New Credit facility and the increase in interest expense of $3.2 million due to higher debt balances and higher interest rates in the 2018 period.

	Three Months Ended				Nine Months Ended
Income Tax Expense (Benefit)	September 30,		2018 over 2017		September 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Income Tax Expense (benefit)	731	19	712	3747.4%	(289)	219	(508)	(232.0)%

Income tax expense varied for the three months and nine months ended September 30, 2018 from the comparable periods in 2017 mainly due to the fluctuation of the valuation allowance and the acquisitions of SES and SWS that occurred during 2018. As a result of NRC Group’s acquisition of SWS a temporary difference between the book fair value and tax basis for the assets acquired was created resulting in a deferred tax liability and additional goodwill. With the increase in deferred tax liability NRC Group reduced the deferred tax asset valuation account and recognized a deferred tax benefit.

NRC Group Liquidity and Capital Resources

At September 30, 2018, cash and cash equivalents totaled $14.4 million, compared to $10.6 million at December 31, 2017. At September 30, 2018, the net working capital balance was $65.9 million, compared to $44.3 million at December 31, 2017. NRC Group’s principal capital requirements are to fund capital expenditures, make interest and principal payments on indebtedness, make investments in line with NRC Group’s business strategy, and to fund working capital needs. NRC Group calculates working capital as current assets less current liabilities. NRC Group’s principal sources of liquidity are existing cash and cash equivalents, cash flows from operations and financing activities, including borrowings under its New Credit Facility. NRC Group believes that future operating cash flows, together with cash on hand and availability of borrowings under its New Credit Facility, will be sufficient to meet its future operating and capital expenditure cash requirements for the next twelve months and the foreseeable future.

	Nine Months Ended
	September 30,
(in thousands)	2018	2017
Net cash provided by operating activities	14,570	10,535
Net cash used in investing activities	(43,126)	(12,219)
Net cash provided by financing activities	33,120	1,472

Net cash provided by operating activities

Net cash provided by operating activities for the nine months ended September 30, 2018 was $14.5 million, an increase of $4.0 million compared to net cash provided by operating activities for the nine months ended September 30, 2017. Net cash provided by operating activities for the nine months ended September 30, 2018 was primarily due to approximately $0.1 million in net loss and $(11.5) million in change in operating assets and liabilities, partially offset by $22.9 million of depreciation and amortization expenses, $2.7 million related to loss of extinguishment of debt and $0.5 million of bad-debt expense.

Net cash provided by operating activities for the nine months ended September 30, 2017 was $10.5 million. Net cash provided by operating activities for the nine months ended September 30, 2018 was primarily due to approximately $2.0 million in net loss and $(8.0) million in change in operating assets and liabilities, partially offset by $20.2 million of depreciation and amortization expenses.

Net cash used in investing activities

Net cash used in investing activities for the nine months ended September 30, 2018 was $43.0 million, an increase of $30.9 million for the comparable period. The change was primarily driven by the acquisition of SWS, which closed in May 2018, for $22.3 million and the acquisition of Cleanline, which closed in March 2018, for $5.8 million.

Net cash provided by financing activities

Net cash provided by financing activities for the nine months ended September 30, 2018 was $33.1 million, an increase of $31.6 million from the comparable period in 2017. This increase was primarily attributable to a net increase in borrowings, net of deferred financing costs of $99.4 million due to the New Credit Facility, discussed below, and an increase in capital contributions of $18.7 million. These increases were to fund the dividend payment of $86.5 million paid to investment affiliates of JFL.

New Credit Facility and Dividend Recapitalization

In connection with the combination of NRC and Sprint, NRC and Sprint (collectively, the “Borrowers”), NRC Group, as parent, and the other guarantors party thereto entered into the New Credit Facility on June 11, 2018. The New Credit Facility includes a $308.0 million term loan (the “Original Term Loan,” together with the Incremental Term Loan (as defined below), the “Term Loan”), the proceeds of which have been used for, among other things, the funding of a dividend paid to investment affiliates of JFL as part of the combination of NRC and Sprint, and a $40.0 million revolving credit facility (the “Revolver”). As of September 30, 2018, there was $5.7 million outstanding on the Revolver. The Revolver matures on June 11, 2023 and the Term Loan matures on June 11, 2024, in each case unless otherwise extended in accordance with the terms of the New Credit Facility. The Borrowers may also incur incremental revolving and term loan commitments pursuant to and in accordance with the terms of the New Credit Facility.

The Borrowers and the other Guarantors (including NRC Group) entered into a Joinder Agreement (the “Joinder Agreement”) pursuant to which the Borrowers incurred incremental term loans in the amount of $35.0 million (the “Incremental Term Loan”). The Incremental Term Loan was issued under the existing New Credit Facility and matures in 2024 and accrues interest at a rate of LIBOR plus 5.25%. The incremental term loan is secured on a pari passu basis with the obligations under the New Credit Facility by a first-priority lien on substantially all assets of the Borrowers, NRC Group and the other guarantors. The Incremental Term Loan is governed under NRC Group’s New Credit Facility and contains the same covenants, terms and conditions. The interest rate applicable to the term loan under the New Credit Facility at September 30, 2018 was 7.2%.

Outstanding loans under the New Credit Facility bear interest at the Borrowers’ option at either the Eurodollar Rate plus 5.25% or the Base Rate plus 4.25% per year. In addition, the Borrowers will be charged (1) a commitment fee in an amount equal to 0.50% per annum times the average daily undrawn portion of the Revolver, (2) a letter of credit fee in an amount equal to the applicable margin then in effect for revolving loans bearing interest at the Eurodollar Rate times the average aggregate daily maximum amount available to be drawn under all outstanding letters of credit, (3) a letter of credit fronting fee in an amount equal to 0.125% times the average aggregate daily maximum amount available to be drawn under all letters of credit and (4) certain other fees as agreed between the parties.

The Borrowers are required to make quarterly amortization payments on the Term Loan of $770,000 on September 30, 2018. Commencing on December 31, 2018, the quarterly amortization payments are in the amount of $857,719 with the balance of the Term Loan due at maturity. Subject to (1) customary breakage costs in connection with Eurodollar Rate loans and (2) prepayment fees required to be paid upon the occurrence of a “Repricing Event” (as defined below), the Borrowers may prepay all loans under the New Credit Facility at any time without premium or penalty, subject to notice requirements. Other than in connection with certain specified exceptions, if in connection with (A) any prepayment of the Term Loan with the proceeds of, or any conversion of the Term Loan into, any new or replacement tranche of term loans, the primary purpose of which is to reduce the interest rate margins thereon to have a lower all-in yield than the all-in yield applicable to the Term Loan or (B) any amendment to the New Credit Facility the primary purpose of which is to reduce the effective interest rate applicable to the Term Loan to have an all-in yield lower than the all-in yield applicable to the then outstanding Term Loan (either of the foregoing, a “Repricing Event”) the Borrowers either voluntarily prepay the Term Loan, prepay the Term Loan using proceeds from the incurrence of certain indebtedness or effect any amendment with respect to the Term Loan, in each case, on or prior to April 2, 2019, the Borrowers will be required to pay a prepayment premium to each lender of Term Loans equal to 1.00% of the principal amount of the Term Loans affected by a reduction in interest rate margins held by such lender or Term Loans that are prepaid or 1.00% of the principal amount of the Term Loans held by such lender, as applicable.

Subject to certain thresholds, exceptions and reinvestment rights, the Borrowers are required to prepay the loans under the New Credit Facility upon receipt of net cash proceeds from certain dispositions and casualty/condemnation events and the incurrence of indebtedness, other than indebtedness permitted to be incurred under the New Credit Facility. In addition, commencing with the fiscal year ending December 31, 2019, the Borrowers will be required to make an annual prepayment of the loans under the New Credit Facility in an amount equal to a percentage, determined by reference to the NRC Group’s consolidated first lien net leverage ratio, of the NRC Group’s excess cash flow.

The Borrowers’ obligations under the New Credit Facility are guaranteed by, subject to certain exceptions, substantially all of NRC Group’s present and future wholly owned domestic restricted subsidiaries (other than the Borrowers and other than, among others, foreign subsidiary holding companies and immaterial subsidiaries).

The New Credit Facility is secured by first-priority liens on substantially all assets of the Borrowers, NRC Group and the other guarantors, including without limitation, equity interests in domestic subsidiaries and 65% of the voting interests in first-tier foreign subsidiaries (subject to limitations as regards foreign subsidiary holding companies) and certain vessels.

The New Credit Facility contains, subject to certain carveouts, exceptions and thresholds, representations and warranties, affirmative and negative covenants and events of default that the Borrowers consider customary for an agreement of this type, including a covenant setting a maximum consolidated total net leverage ratio of 5.45:1.00, to be tested when the aggregate outstanding principal amount of all revolving loans plus certain letter of credit obligations and outstanding principal amount of swingline loans exceeds 30% of the revolving credit commitments then in effect. If an event of default occurs and continues, the lenders will be permitted to terminate their commitments under the New Credit Facility, accelerate all outstanding obligations under the New Credit Facility and exercise other rights and remedies, including the commencement of foreclosure or other actions against the collateral. This covenant is not currently in effect.

As of September 30, 2018, NRC Group had $312.9 million outstanding under the New Credit Facility presented net of debt issuance costs of $10.0 million in the Condensed Consolidated Balance Sheets. Interest expense for the nine months ended September 30, 2018 and 2017 includes $1.2 million and $0.8 million of amortization of debt discount, respectively.

NRC Group accounted for the repayment of the Term Loan and Revolver under the 2016 Credit Condensed Agreement and the subsequent borrowings under the New Credit Facility primarily as an extinguishment in accordance with ASC 470-50, “Debt -- Modifications and Extinguishments.” As a result, NRC Group recorded a non-cash extinguishment loss on debt of $2.7 million during the nine months ended September 30, 2018.

Contractual Obligations and Commitments

There have been no material changes to NRC Group’s contractual obligations and commitments outside the ordinary course of business from those disclosed in the Definitive Proxy Statement.

Off-Balance Sheet Arrangements

NRC Group is not party to any off-balance sheet transactions. NRC Group has no guarantees or obligations other than those which arise out of normal business operations.

Recent Accounting Pronouncements

See Note 2 to NRC Group’s condensed consolidated financial statements included in exhibit 99.1 of this Current Report on Form 8-K for a description of recent accounting pronouncements applicable to NRC Group’s condensed consolidated financial statements.

Qualitative and Quantitative Disclosures about Market Risk

NRC Group’s primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates. NRC Group is exposed to changes in interest rates primarily from variable rate long-term debt arrangements. At September 30, 2018, interest on borrowings under the New Credit Facility was subject to fluctuation based on changes in short-term interest rates. NRC Group does not believe that fluctuations in interest had a material effect on its business, financial condition or results of operations during the nine months ended September 30, 2018.

NRC Group is also exposed to market risk related to changes in foreign currency exchange rates. NRC Group contracts with vendors that are located outside of the United States and certain invoices are denominated in foreign currencies. NRC Group is subject to fluctuations in foreign currency rates in connection with these arrangements. NRC Group does not currently hedge its foreign currency exchange rate risk. As of September 30, 2018 and December 31, 2017, NRC Group had minimal or no liabilities denominated in foreign currencies.

Inflation generally affects NRC Group by increasing its cost of labor. NRC Group does not believe that inflation had a material effect on its business, financial condition or results of operations during the nine months ended September 30, 2018.